Exhibit 6.42

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED

WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED.

A/C No	[***]
Statement Date	15-May-25

Mailing Address	Account Address
Masterworks LLC as agent for Masterworks Cayman SPC	Masterworks LLC as agent for Masterworks Cayman SPC
1 World Trade Center, 57 Floor	1 World Trade Center, 57 Floor
New York, NY 10007	New York, NY 10007
United States	United States

THIRD PARTY STATEMENT

Site	Currency	Sale Date	Sale No	Lot No	Description	Successful Purchaser	Hammer Price	Buyer’s Premium	Bid Amount
New York	USD	14-May-25	[***]	10B	Julie Mehretru (b. 1970) Kabul	Yes	2,800,000.00	638,000.00	2,800,000.00

Sub Total Amount Due
Hammer Price	2,800,000.00
Buyer’s Premium	638,000.00
Flat Financing Fee Due (to You)	(438,000.00)

Net Amount Due to Christie’s	3,000,000.00

Payment Due to Christie’s
10-Nov-25	3,000,000.00

Please note that this statement is provided to you as a courtesy and shall not be deemed an amendment to or modification of the agreement or invoice.

Christie’s 20 Rockefeller Plaza New York, New York 10020
Telephone +1 212 636 2000 Fax +1 212 636 2399 www.christies.com	1 of 1